Employment Agreement

    This Employment Agreement (“Agreement”) is made and entered into this October 15, 2024, by and between Greg Odle (Employee”) and OrthoPediatrics Corp. (“Employer”).

1.Employment.

Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement effective October 15, 2024.

2.Term of Agreement.

Subject to the provisions for termination hereinafter provided, the Term of this Agreement shall commence on October 15, 2024, and continue for a Term of three (3) years. Thereafter, this Agreement shall automatically renew for successive one (1) year Terms, unless notification of intent not to renew is provided in writing by either party to the other party thirty (30) days prior to the end of the Term then in effect.

3.Duties and Responsibilities.

As of October 15, 2024, and for the Term of this Agreement, Employee shall perform the duties of President of Scoliosis. Employee shall execute and perform all duties related and necessary to his position(s) as determined by Employer. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of Employer.

Employee shall devote all of his professional time, efforts, skill and ability to the business of Employer, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of Employer. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee’s work for Employer.

4.Business Opportunities.

Employee will take no action that deprives Employer of any business opportunities within the scope of Employee’s existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise Employer in writing, and Employer shall have the right of first refusal before Employee pursues such opportunity.

5.Compensation.

Employer shall compensate Employee for services performed during the Term of this Agreement as follows:

A.Annual Salary. Employer shall pay Employee a total Annual Salary at the rate of Three Hundred, Sixty-Eight Thousand Dollars ($368,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA) per year, payable in accordance with Employer’s normal payroll policies. Subsequent to the end of the first calendar year of this Agreement, i.e. 2025, Employer shall review the Annual Salary at a minimum of once per Term for increase consideration.
B.Bonus Eligibility. Employee shall be eligible to earn bonus compensation as determined by the Employer’s Compensation Committee (the “Bonus”). Unless expressly provided otherwise in the Bonus program document, and except as otherwise provided in Paragraph 10(A)(ii) and (iv) below, Employee must remain employed by Employer on the date of payment to earn and become entitled to receive payment of any such Bonus.

C.Benefits. Employee shall be entitled to all benefits provided to similarly situated full-time employees of Employer, in accordance with the terms and conditions of the benefit programs and Employer’s policies, excluding any severance pay program or similar termination benefits. This currently includes, but is not limited to, paid holidays, paid vacation and health and welfare benefits. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of Employer.

D.Erroneously Awarded Compensation. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any claw back policy adopted by the Employer pursuant to any such law, government regulation or stock exchange listing requirement). Employee specifically authorizes the Employer to withhold from Employee’s future wages any amounts that may become due under this provision. This Paragraph 5(D) shall survive the termination of Employee’s employment for any reason.

6.Expense Reimbursement.

Employer shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to Employer hereunder; provided, however, that Employee provides Employer with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with Employer’s expense reimbursement policy, in effect from time to time.
7.Confidential Information and Return of Property.

Employee acknowledges that in the course of his employment with Employer, he will occupy a position of trust and confidence and will have access to and may develop Confidential Information of actual or potential value to, or otherwise useful to, Employer. “Confidential Information” means information that the Employer owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to the Employer’s business plans, financial condition, operating and other costs, sales, pricing, marketing, ideas, research records, plans for service improvements and development, lists of actual or potential customers, actual and potential customer usage and requirements, customer records, lists of referral sources, referral source records, information on product and product development, inventions, trade secrets, and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources and/or third parties will also be presumed to be Confidential Information unless and until Employer designates it otherwise.

Employee agrees to use Confidential Information solely in the course of his duties as an employee of Employer and in furtherance of Employer’s business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Term of this Agreement and thereafter, that he will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on his own behalf or on the behalf of a third party.

Employee agrees that all Confidential Information is and shall remain the exclusive property of Employer. Employee agrees to return to Employer on or before Employee’s termination of employment with Employer all Employer property, information and documents, including and without limitation, all reports, files, memoranda, records, software, hardware, credit cards, keys, computer access codes or disks, instruction or operational manuals, handbooks or manuals, written financial information, business plans or other physical and personal property which Employee received or prepared or helped prepare in connection with his employment with Employer; and Employee agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof.

8.Restrictive Covenant.

Employee acknowledges and agrees that in consideration of Employee signing this Agreement and agreeing to its provisions, including the provisions set forth in this Paragraph 8, Employer is paying Employee severance benefits upon termination by Employer without “Cause” (as defined below) pursuant to Paragraph 10(A)(ii) hereof.

Employee also acknowledges and agrees that such consideration is (a) adequate consideration to support the restrictive covenant set forth herein, (b) different from and in addition to any payment or benefits that Employee already was receiving or had any preexisting right to receive, and (c) consideration that Employee would not receive or have any right to receive if Employee were to choose not to sign this Agreement. Employee acknowledges that during his employment with Employer, Employee will have extensive access to Employer’s Confidential Information and may develop business relationships with Employer’s customers. As a result of the extensive access to Confidential Information and the development of business relationships, Employee agrees that during the Term of this Agreement, and for a period of thirty (30) months from the date of Employee’s termination of employment, Employee shall not, without the prior written consent of Employer, directly or indirectly, for himself or on behalf of any other person, entity or vendor:

A.Employ, solicit, contact, or communicate with, for the purpose of hiring, employing or engaging, any individual who is an employee, commissioned agent, or independent contractor of Employer, or who has been, within the twelve (12) month period immediately preceding Employee’s termination of employment.

B.Compete with Employer by participating in any manner in the provision of the business Employee conducted on behalf of Employer, including, but not limited to, the design, manufacture or marketing of orthopedic products for children and or any other pediatric-focused products Employer designs, manufactures, or markets concerning other medical specialties (collectively, “Pediatric Products”), for any entity or company, or establish a financial interest in (as an owner, stockholder, partner, lender, or other investor, director, officer, employee, independent contractor, consultant, agent or otherwise) any entity or company, which is in direct or indirect competition with the business interests of Employer with respect to Pediatric Products , to the extent such entity or company operates within the geographical area:

1.Where Employer (a) conducts its business activity on the date of Employee’s termination, or (b) contemplated conducting its business activity at any time during the twelve (12) month period immediately preceding Employee’s termination of employment; and

2.Where Employee (a) did business on behalf of Employer at the time of Employee’s termination of employment, or at any time during the twelve (12) month period immediately preceding Employee’s termination of employment, or (b) which Employee had access to any Confidential Information regarding.

A.Contact, canvas, solicit, or accept business with respect to the sale, design, manufacture or marketing of Pediatric Products from any Customer or Potential

Customer of Employer if such business would be of the type then being carried on by Employer and which was performed by Employee on behalf of Employer.

B.Induce, cause, advise, or otherwise influence any Customer or Potential Customer of Employer to cease doing business with Employer.

The term “Customer” as used herein shall refer to any entity or company: (1) who Employer provides services or products to at the time of Employee’s termination of employment or at any time during the twelve (12) month period immediately preceding Employee’s termination of employment; and (2) which Employee did business with on behalf of Employer at the time of Employee’s termination of employment or at any time during the twelve (12) month period immediately preceding Employee’s termination of employment, or which Employee had access to any Confidential Information regarding.

The term “Potential Customer” as used herein shall refer to any entity or company: (1) who Employer has solicited, approached, or contracted concerning the possibility of doing business at the time of Employee’s termination of employment or at any time during the twelve (12) month period immediately preceding Employee’s termination of employment; and (2) which Employee was involved in any such solicitation, approach or contact, or which Employee had access to any Confidential Information regarding.

Employee acknowledges and agrees that the restricted period of time, the geographical scope, and the definitions of “Customer” and “Potential Customer” as used in this Paragraph 8 are reasonable. Employee acknowledges that Employer has a legitimate business interest justifying the restrictions contained in this Agreement and that such restrictions are reasonably necessary to protect such legitimate business interests and the protection of Employer’s Confidential Information and/or trade secrets. Accordingly, this Paragraph 8 shall be enforced to the maximum extent allowed by law.

9.Breach of Agreement.

A.Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement, including all subparagraphs thereof, by Employee may cause irreparable damage to Employer and that the legal remedies available to Employer will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that Employer shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies, without the need for posting bond. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay Employer reasonable attorney’s fees and costs incurred in seeking relief from Employee’s breach of Paragraphs 7 or 8 of this Agreement, including all subparagraphs thereof. Further, the restricted periods of time in Paragraph 8 of this Agreement shall be extended by one additional day for each day a court of competent jurisdiction finds Employee to have been in breach of Paragraph 8 of this Agreement.

B.Employee and Employer hereby submit to the jurisdiction and venue of the Commercial Court in Marion County, Indiana and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action, claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, including those identified in Paragraph 9(A) of this Agreement, and hereby waive any right to a jury trial.

10.Termination and Severance Benefits.

A.This Agreement may be terminated: (i) by Employer for Cause or resignation by Employee without “Good Reason” (as defined below), or due to Employee’s death or “Disability” (as defined below), (ii) by Employer without Cause, (iii) Resignation by Employee for Good Reason; or (iv) upon any “Change of Control” (as defined below); provided, that, within 12 months of the Change of Control event: (A) the Employer terminates the Employee's employment, fails to obtain an agreement from any successor to the Employer to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no succession had taken place, or changes his title as President of Scoliosis, or (B) the Employee terminates his employment, or (C) at the end of a Term after the Employer provides the Employee with notice of non-renewal.

i.Termination by Employer for Cause or Resignation by Employee without Good Reason, or due to Employee’s Death or Disability. The Term and Employee’s employment hereunder may be terminated by Employer for Cause and shall terminate automatically upon Employee’s resignation without Good Reason; provided, that Employee will be required to give Employer at least thirty (30) days’ advance written notice of a resignation without Good Reason. In addition, the Term and Employee’s employment hereunder may be terminated by Employer upon the Employee’s Disability, and shall terminate automatically upon Employee’s death (for purposes of clarity, Employee and Employer acknowledge and agree that a termination due to Disability or death shall not constitute a termination without Cause for purposes of Paragraph 10(A)(ii) below). Upon termination for Cause or resignation without Good Reason, or termination due to Disability or death, Employee shall only receive the portion of his Annual Salary earned through the Termination Date and such employee benefits, if any, as to which Employee may be entitled under the terms of the applicable plans (the amounts of Annual Salary and any such employee benefits being referred to as “Accrued Compensation”). For the purposes of this Agreement, “Termination Date” shall mean the actual date that Employee’s employment with the Employer and its affiliates terminates for any reason.

As used in this Agreement “Cause” exists in the event of:

1.An act or omission by the Employee that constitutes deliberate or willful misconduct, a breach of fiduciary trust for the purpose of gaining a personal profit, or a violation of any law, rule or regulation;

2.An act or omission by the Employee that materially and adversely affects the best interests of the Employer;

3.An act or omission by the Employee that, under the circumstances, would make it unreasonable to expect Employer to continue to employ the Employee, including without limitation, (i) the commission of any crime (other than minor vehicular violations), (ii) the commission or attempted commission of any act of fraud, embezzlement, neglect or negligence in the performance of Employee’s duties or (iii) any act of malfeasance, substance abuse, sexual harassment, discrimination, or moral turpitude that, in Employer’s reasonable judgment, reflects adversely on the reputation of Employer;

4.Material breach of any provision of this Agreement by Employee; or

5.Willful and continued failure to perform substantially Employee’s duties if such failure continues for a period of thirty (30) calendar days after Employer delivers to Employee a written demand for substantial performance, specifically identifying in such written demand the manner in which Employee has not substantially performed his duties.

As used in this Agreement, “Disability” shall mean that Employee, because of accident, disability, or physical or mental illness, is incapable of performing Employee’s duties to Employer or any affiliate, as determined by the Employer. Notwithstanding the foregoing, Employee will be deemed to have become incapable of performing Employee’s duties to Employer or any affiliate if (A) Employee is incapable of so doing for (1) a continuous period of ninety (90) days and remains so incapable at the end of such ninety (90) day period or (2) periods amounting in the aggregate to ninety (90) days within any one period of one hundred twenty (120) days and remains so incapable at the end of such aggregate period of one hundred twenty (120) days, (B) Employee qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of Employer or an affiliate to which the Employee provides services or (C) Employee is determined to be totally disabled by the Social Security Administration.

ii.Termination by Employer without Cause. Employer may immediately terminate Employee’s employment without Cause. If, during the Term of this

Agreement, Employee’s employment is terminated by Employer without Cause (other than due to death or Disability), including if Employer declines to renew the Term of the Agreement, then Employee shall be entitled to receive the Accrued Compensation. In addition, subject to Employee’s continuing compliance with the covenants contained in Paragraphs 7 and 8 of this Agreement and any other similar applicable restrictive covenants with Employer or an affiliate, and the execution by Employee of a binding general waiver and release of claims in a form acceptable to Employer (the “Release”) within the time period specified by Employer at the time of the Termination Date (which shall be no longer than 50 days after the Termination Date) and the expiration of any applicable revocation period with respect to the Release, if Employee’s employment terminates pursuant to this Paragraph 10.A(ii), then Employee shall be entitled to receive:

a.Payment of the Bonus, if any, that was earned by Employee in any fiscal year ending prior to the Termination Date but remains unpaid as of the Termination Date, payable in a lump sum within seventy (70) days after the Termination Date.
b.A pro-rated Bonus, if any, upon the satisfaction of any pre-established performance objectives at the end of the applicable bonus performance period; such payable pro-rata portion of the Bonus shall be determined by multiplying the Bonus amount by a fraction equal to the number of days of Employee’s employment during such applicable performance period divided by the total number of days in the applicable performance period. Payment of any pro-rated Bonus under this paragraph shall be made in the calendar year following the year in which the services were performed, when bonuses are generally paid to similarly situated employees.
c.An amount equal to (y) thirty (30) months of the Employee’s then-current Annual Salary; plus (z) two and one-half (2.5) times the average of the Bonus payments for the immediately three (3) previous fiscal years from the Termination Date. This amount will be payable in thirty (30) substantially equal monthly installments commencing with the first regular payroll period following the expiration of any applicable revocation period with respect to the Release, and in any event, if at all, within seventy (70) days after the Termination Date.

d.Provided that Employee elects, and to the extent that he is and remains eligible for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Employer’s group health plan, payment of that part of the COBRA premiums for such continued coverage of Employee (and, if applicable as of the Termination Date, his dependents) that exceeds the amount that Employee would pay for such coverage if he were an active employee of Employer (“COBRA Subsidies”), starting on the first day following the date on which Employee’s coverage under that plan as an active employee of Employer ends, and ending on the earlier of (A) the date that twelve (12) months of such COBRA Subsidies have been paid, or (B) the date on which Employee’s right to continuation coverage under COBRA ends.  Employee agrees and acknowledges that for so long as Employee is covered by COBRA and receiving severance payments under Paragraph 10(A)(ii)(c), the amount that Employee would pay for coverage under Employer’s group health plan if he were an active employee of Employer shall be deducted from such severance payments, and that this coverage under Employer’s group health plan shall run concurrently with such plan’s obligation to provide continuation coverage pursuant to COBRA.  Employee further agrees and understands that this paragraph shall not limit such plan’s obligation to provide continuation coverage under COBRA.
iii.Resignation for Good Reason. If, during the Term of this Agreement, Employee resigns from his employment with the Employer and its affiliates for Good Reason in accordance with the requirements of this Paragraph 10(A)(iii), then he shall become entitled to the Accrued Compensation. In addition, subject to Employee’s continuing compliance with the covenants contained in Paragraphs 7 and 8 of this Agreement and any other similar applicable restrictive covenants with Employer or an affiliate, and the execution by Employee of Release within the time period specified by Employer at the time of the Termination Date (which shall be no longer than 50 days after the Termination Date) and the expiration of any applicable revocation period with respect to the Release, then Employee shall become entitled to receive the same severance benefits set forth in Paragraph 10(A)(ii)(a)-(d) above, subject to the same terms and conditions set forth therein. Employee agrees that before Employee resigns for Good Reason, Employee must give Employer 30 days’ advance written notice of the reason(s) therefor. For purposes of this Agreement, “Good Reason” constitutes the happening of any of the following, without the consent of Employee:

1.Material breach of any provision of this Agreement by Employer;

2.The assignment to Employee of duties inconsistent with Employee’s position as President of Scoliosis or any other action by Employer which results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial action not taken in bad faith;

3.The material reduction of Employee’s Annual Salary or Bonus or any other action by Employer which results in a material reduction of Employee’s annual compensation; or

4.Employer requiring Employee to be based in a city other than where Employee resides.

    Notwithstanding the foregoing or any provision to the contrary, Good Reason shall not be deemed to exist unless the notice of termination on account thereof is given to Employer no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and, provided, that if there exists an event or condition that constitutes Good Reason, Employer shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if Employer does so, such event or condition shall not constitute Good Reason for purposes of this Agreement.

i.Change of Control. In the event of a Change of Control during the Term, the Employee, subject to the termination of employment or change in title as outlined in Paragraph 10(A), shall be entitled to receive each of the provisions of Paragraph 10(A)(ii)(a) - (d) above.

For purposes of this Agreement, “Change of Control” shall mean and includes each of the following:

1.A transaction or series of transactions (other than an offering of Employer common stock to the general public through a registration statement filed with the United States Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Employer possessing more than 50% of the total combined voting power of the Employer’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition by the Employer or any of its subsidiaries; (b) any acquisition by an employee benefit plan maintained by the Employer or any of its subsidiaries, (iii) any acquisition which complies with Paragraph 10(A)(iv)(3)(a)-(c) below; or (c) any acquisition by the Employee or any group of persons including the Employee (or any entity controlled by the Employee or any group of persons including the Employee); or

2.The “Incumbent Directors” (as defined below) cease for any reason to constitute a majority of the Board of Directors of the Employer. The “Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board of Directors together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Employer to effect a transaction described in Paragraph 10(A)(iv)(1) or 10(A)(iv)(3) hereof) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Employer in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Employer as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director; or

3.The consummation by the Employer (whether directly involving the Employer or indirectly involving the Employer through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Employer’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(a)which results in the Employer’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Employer or the person that, as a result of the transaction, controls, directly or indirectly, the Employer or owns, directly or indirectly, all or substantially all of the Employer’s assets or otherwise succeeds to the business of the Employer (the Employer or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(b)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Paragraph

10(A)(iv)(3)(b) hereof as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Employer prior to the consummation of the transaction; and
(c)after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or
4.The date which is 10 business days prior to the completion of a liquidation or dissolution of the Employer.

Notwithstanding the foregoing, if a Change of Control triggers a payment under this Agreement that is considered a deferral of compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in Paragraphs 10(A)(iv)(1), (2), (3) or (4) with respect to such payment shall only constitute a “Change of Control” for purposes of triggering payment of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Compensation Committee of the Board of Directors of the Employer (the “Compensation Committee”) shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, the date of the occurrence of such Change of Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

A.Stock Incentive Plan Awards. Upon Employee’s termination of employment, the treatment of all Awards (as that term is defined in Employer’s stock incentive plan to which such Awards were granted (the “Plan”)) granted to Employee while employed by Employer will be determined in accordance with the applicable Plan. The Plan(s) provide that the Compensation Committee may choose to accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award.

B.Limitation of Severance Benefits. If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Paragraph 10(C), be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Paragraph 10(C) shall be made in a manner determined by the Compensation Committee that is consistent with the requirements of Section 409A of the Code and this Agreement.

All calculations and determinations under this Paragraph 10(C) shall be made by an independent accounting firm or independent tax counsel appointed by Employer (the “Tax Counsel”) whose determinations shall be conclusive and binding on Employer and Employee for all purposes. For purposes of making the calculations and determinations required by this Paragraph 10(C), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. Employer and Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Paragraph 10(C). Employer shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

11.Employee Work Product.

Employee agrees that any invention, enhancement, process, method, design and any other creation (hereinafter “Product”) that Employee may develop, invent, discover, conceive or originate, alone or in conjunction with any other person during business hours or on behalf of Employer, during Employee’s employment that relates to the business of Employer now or hereafter carried on by it, or to the use of any product involved therein, shall be the exclusive property of Employer. Employee understands and agrees that in partial consideration of Employee’s employment and for the compensation received, and for continued employment per this Agreement, all such Products shall be the exclusive property of Employer and, thus, subject to patent, copyright, registration or other legal protective custody of Employer.

    Employer shall have the authority and this instrument shall operate: (1) to give Employer authority to execute, sell and deliver as the act of Employee, any license agreement, contract, assignment or other instrument in writing that may be necessary or proper with respect to the Product; and (2) to convey to Employer the entire right, title and interest to any such Product. Employee further agrees to hold Employer and its assigns harmless by reason of Employer’s acts pursuant to this Paragraph 11. Employee further agrees that, during his/her employment and any time thereafter, Employee shall cooperate with Employer and its counsel in the prosecution and/or defense of any litigation that may arise in connection with any Product referred to in this Paragraph 11.

12.Choice of Law.

This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

13.Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes any prior agreements between the parties. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

14.Severability.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect. It is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the minimum extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

15.Survival.
    This Agreement and the covenants and restrictions contained therein shall survive the termination of this Agreement and/or the termination of Employee’s employment with Employer.

16.Notice.

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charged prepaid; and addressed as follows:

If to Employer: OrthoPediatrics Corp. Attn: General Counsel 2850 Frontier Drive Warsaw, Indiana 46582	If to Employee: Greg Odle 11904 Eden Glen Drive Carmel, IN 46033

17.Section 409A of the Code.

Notwithstanding any provisions herein to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Paragraph 10(A) or 10(B) shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals), as applicable. For this purpose, each payment shall be considered a separate and distinct payment. However, to the extent any such payments are treated as nonqualified deferred compensation subject to Section 409A of the Code, then (i) if the 70-day payment period set forth under Paragraph 10(A)(ii)(a) and (c) commences in one taxable year and ends in another, then payments will not commence until the second taxable year, and (ii) if the Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the compensation or benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s compensation or benefits shall not be provided to Employee prior to the earlier of (x) the first business day of the seventh month measured from the date of the Employee’s “separation from service” or (y) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Paragraph 17 shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

In addition, any reimbursements made or in-kind benefits provided under this Agreement shall be made in accordance with then-current Employer policy, but to the extent such reimbursements or in-kind benefits constitute nonqualified deferred compensation subject to Section 409A of the Code, then in no event shall any reimbursements be made later than the end of the calendar year following the year in which the expense was incurred, the amounts eligible for reimbursement or in-kind benefits provided in one year shall not affect the amounts eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and the right to reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the regulations and other interpretive guidance issued thereunder. Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee or for his account in connection with this Agreement (including any taxes and penalties under

Section 409A of the Code), and neither Employer nor any of its subsidiaries or affiliates shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties. Employer makes no representations concerning the tax consequences of Employee’s participation in this Agreement under any federal, state or local law.

18.Defend Trade Secrets Act. Notwithstanding any other provision of this Agreement, the following notice of immunity under the Defend Trade Secrets Act of 2016 (“DTSA”) is provided as follows:

a.    Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

b.    If Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, Employee may disclose trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee (i) files any document containing trade secrets under seal; and (ii) does not disclose trade secrets, except pursuant to court order.

19.Acknowledgement.

Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from Employer regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among Employer, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written. This Agreement may be executed in multiple counterparts and each of which when taken together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile transmission or electronic mail with the intention that they shall have the same effect as an original executed Agreement.

“EMPLOYER” ORTHOPEDIATRICS CORP. By: /s/ David R. Bailey___________________ David R. Bailey________________________ (Printed)	“EMPLOYEE” Gregory Odle /s/ Gregory Odle_________________________ Gregory Odle____________________________ (Printed)